EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Administrative Committee
Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan
Blairsville, Pennsylvania

We consent to the incorporation by reference in the Registration Statement filed on Form S-8 with respect to the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan (the “Plan”) of our report dated June 13, 2005 with respect to the Plan’s financial statements and supplemental schedule, on Form 11-K for the Plan’s year ended December 31, 2004, and all references to our firm included in or made a part of the Registration Statement.

/s/ McCrory & McDowell LLC

McCrory & McDowell LLC

Pittsburgh, PA
June 28, 2005